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Exhibit (d)(5)

Unconditional Guaranty Agreement

        This Unconditional Guaranty Agreement (this "Agreement") is entered into as of    by and between EXCO Resources, Inc., a Texas Corporation ("EXCO"), and n.v. Nuon, a Dutch company with limited liability ("Nuon"). EXCO and Nuon are hereinafter sometimes referred to individually as a "Party" and jointly as the "Parties."

        WHEREAS, on November 26, 2003, EXCO, Nuon Energy & Water Investments, Inc., a Delaware corporation and an indirect subsidiary of Nuon ("Seller"), NCE Acquisition Inc., a Delaware corporation and subsidiary of EXCO ("Purchaser"), and North Coast Energy, Inc., a Delaware corporation (the "Company"), entered into the Agreement and Plan of Merger, as amended and restated on December 4, 2003 (the "Merger Agreement"), pursuant to which Purchaser agreed to commence a tender offer to purchase all the issued and outstanding shares of common stock, par value $.01 per share of the Company, at a price equal to the Per Share Amount (as defined in the Merger Agreement);

        WHEREAS, Seller has agreed to deliver to the Company and EXCO an executed Tender Agreement and an executed Escrow Agreement as set forth in the Merger Agreement;

        WHEREAS, Seller, Purchaser and EXCO have agreed to undertake the indemnity and the other obligations set forth in the Merger Agreement;

        WHEREAS, in connection with EXCO, Purchaser, the Company and Seller entering into the Merger Agreement and to induce EXCO and Purchaser to enter into the Merger Agreement, Nuon has agreed to unconditionally guaranty Seller's performance of its obligations, including but not limited to Seller's indemnity obligations set forth in the Merger Agreement;

        WHEREAS Nuon signs this Agreement for the purpose of (i) representing that it is the indirect owner of Seller, (ii) making the agreements set forth herein and (iii) acknowledging that Nuon will as an indirect owner of Seller benefit from this Agreement as consideration for its agreements herein; and

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, EXCO and Nuon agree as follows:

        1.    Unconditional Guaranty.    Nuon hereby unconditionally and irrevocably guarantees the performance of all of the obligations of Seller under the Merger Agreement, the Escrow Agreement and the Tender Agreement (collectively, the "Transaction Documents") including but not limited to, the prompt payment obligations of Seller. In the event that any obligation of Seller under a Transaction Document is not paid or performed by Seller in whole then Nuon shall be liable for the immediate performance of such obligation, and 10 days following the delivery of notice to Nuon of Seller's failure, EXCO or Purchaser may proceed directly against Nuon pursuant to this guaranty. Nuon agrees that this guaranty is a guaranty of payment and performance and not of collection, and that Nuon's obligations under this guaranty shall be absolute and unconditional.

        2.    Representations and Warranties.    Nuon hereby represents and warrants to EXCO and Purchaser as follows:

          (a)   Nuon is a Dutch company with limited liability duly organized, validly existing and in good standing under the laws of the Netherlands. Nuon has all requisite corporate power and authority to enter into this Guaranty Agreement, and all other documents and instruments to be executed and delivered by it in connection herewith, and to carry out its obligations hereunder and thereunder.

          (b)   The execution and delivery of this Agreement and the due consummation by Nuon of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Nuon and no other proceeding on the part of Nuon is necessary to authorize this Agreement or consummate the transactions contemplated hereby, and this Agreement constitutes, and when executed and delivered in accordance with the provisions hereof, will constitute a valid and legally binding agreement of Nuon enforceable in accordance with its terms.

          (c)   None of the execution and delivery of this Agreement by Nuon, the consummation by Nuon of the transactions contemplated hereby or compliance by Nuon with any of the provisions hereof will (i) conflict with or violate the organizational documents of Nuon, (ii) conflict with or violate any Law applicable to Nuon or by which any property or asset of Nuon is bound or affected, (iii) conflict with or violate any License applicable to Nuon, or (iv) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien or other encumbrance on any of the properties or assets of Nuon or any of its subsidiaries pursuant to any material contract to which Nuon or any of its subsidiaries is a party.

          (d)   None of the execution and delivery of this Agreement by Nuon, the consummation by Nuon of the transactions contemplated hereby, or compliance by Nuon with any of the provisions hereof, will require any Consent, except for (a) compliance with any applicable requirements of the Exchange Act, (b) the filing of the Certificate of Merger pursuant to the Delaware Law, or (c) such filings, authorizations, orders and approvals which would not prevent or delay the consummation of the Offer or the Merger, or otherwise prevent or delay Nuon from performing its obligations under this Agreement.

        3.    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties.

        4.    Extension, Waiver.    The Parties may extend the time for the performance of any of the obligations or waive compliance with any of the agreements or conditions in this Agreement. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties.

        5.    Notices.    All notices and other communications required or permitted hereunder shall be in writing and delivered pursuant to Section 9.2 of the Merger Agreement provided that:

If to EXCO, to:

  EXCO Resources, Inc.
  6500 Greenville Ave., Suite 600
  Dallas, TX 75206
  Attn: Douglas H. Miller
  Fax No.: 214-368-2087

With a copy to:

  Haynes and Boone, LLP
  2505 N. Plano Road, Suite 4000
  Richardson, TX 75082
  Attn: William L. Boeing
  Fax No.: 972-692-9053

If to Nuon, to:

  n.v. Nuon
  Spaklerweg 20
  1096 BA Amsterdam
  The Netherlands
  Attn: Chief Executive Officer
  Fax. No.: 011-31-20-597-4333

With a copy to:

  Fried, Frank, Harris, Shriver & Jacobson
  1001 Pennsylvania Avenue, NW
  Suite 800
  Washington, D.C. 20004
  Attn: Lawrence R. Bard
  Fax No.: 202-639-7003

        6.    Binding Effect.    Except as otherwise provided in this Agreement, this Agreement shall be binding and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer on any person other than the Parties hereto any rights or benefits hereunder.

        7.    Headings.    The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        8.    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

        9.    Governing Law.    This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts made, executed and to be fully performed in such state by citizens of such state, without regard to conflict of laws principles. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

        Nuon hereby irrevocably submit to the jurisdiction of the United States District Court for Delaware or any court of the State of Delaware located in the County of New Castle in any such action, suit or proceeding, and agree that any such action, suit or proceeding shall be brought only in such court (and waive any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than in connection with this Agreement. In order to effectuate such submission to jurisdiction, Nuon hereby agrees that service of all writs, process and summonses in any suit, action or proceeding brought in the State of Delaware may be brought upon the process agent appointed below. Nuon hereby irrevocably appoints Corporation Service Company process agent, as its true and lawful attorney-in-fact in the name, place and stead of Nuon to accept such service of any and all such writs, process and summonses, and Nuon agrees that the failure of such process agent to notify Nuon of the service of such writ, process or summons shall not impair the validity of such service or any judgment based thereon.

        10.    Pronouns.    The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

        11.    Time Periods.    Unless otherwise provided herein, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

        12.    No Strict Construction.    The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party.

        13.    Severability.    Whenever possible, each provision in this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        14.    Treatment of Indemnity Payments.    Exco and Nuon, and their respective affiliates shall, to the extent permitted by applicable law, treat any payments made pursuant to Section 1 as adjustments to the aggregate price paid by the Purchaser for any shares of Common Stock (as defined in the Merger Agreement) tendered in the Offer (as defined in the Merger Agreement).

        15.    Entire Agreement.    This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the Parties concerning the subject matter hereof. All negotiations between the Parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the Parties other than those incorporated herein and to be delivered hereunder.

        16.    Termination.    Each obligation of Nuon under this Agreement terminates concurrently with the termination of the related obligation of Seller in the Merger Agreement. This Agreement, and all rights and obligations of the Parties hereunder, shall be terminated immediately upon the termination of the Merger Agreement in accordance with its terms. Nothing contained in this Section 16 shall relieve any Party from liability for any breach of this Agreement.

        17.    Defined Terms.    Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

        18.    Survival.    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and shall survive for as long as the obligations of Seller survive under the Transaction Documents, and all other documents and instruments to be executed and delivered in accordance herewith shall continue in full force and effect until the terms and conditions therein have been fulfilled.

*        *        *

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written by their respective officers thereunto duly authorized.

EXCO RESOURCES, INC.
By:
Name: T.W. Eubank Title: President
n.v. NUON
By:
Name: Title:

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  Exhibit (d)(5)
Unconditional Guaranty Agreement